UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2008
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 23, 2008, Amendment No. 6 to Credit Agreement dated as of March 14, 2006, as amended as of June 30, 2006, December 20, 2006, June 29, 2007, December 19, 2007 and June 26, 2008 (the “Amendment”) was entered into by and among CapitalSource Inc., as Initial Borrower, CapitalSource TRS Inc. (“TRS”), CapitalSource Finance LLC (“CSF”), CSE Mortgage LLC (“CSEM”), CapitalSource SF TRS Inc. (“SF TRS”), CapitalSource International Inc. (“International”), CapitalSource Finance II LLC (“CSF II”), CapitalSource CF LLC (“CS CF” and together with TRS, CSF, CSEM, SF TRS, International and CSF II, the “Guarantors”), the banks and other financial institutions parties thereto, Wachovia Bank, National Association, as Administrative Agent, Swingline Lender, and Issuing Lender, and Bank of America, N.A., as Issuing Lender. In connection with the Amendment, on December 23, 2008, the Initial Borrower and Guarantors entered into (i) a Pledge Agreement with Wachovia Bank, National Association, in its capacity as administrative agent for the lenders, Wells Fargo Bank, National Association, in its capacity as collateral custodian for the administrative agent and CSF in its capacity as servicer and (ii) a Security Agreement with Wachovia Bank, National Association, in its capacity as administrative agent for the lenders. As of December 23, 2008, we had an aggregate of approximately $1.0 billion outstanding under this facility, taking into account revolving borrowings and outstanding letters of credit.
     The Amendment:
•	Requires that the aggregate $1,070,000,000 commitment under the facility be reduced to: (1) $1,000,000,000 on March 31, 2009; (2) $900,000,000 on June 30, 2009; and (3) $700,000,000 on December 31, 2009;

•	Requires us to make mandatory prepayments in increments of $25,000,000 upon the occurrence of specified events, which may have the effect of reducing the commitment under the facility earlier than otherwise specified above, in the amount of: (A) 75% of the cash proceeds of any unsecured debt issuance by the Company or any of its subsidiaries (other than CapitalSource Bank); (B) 25% of the cash proceeds of any equity issuance other than proceeds used to consummate an acquisition, related to equity compensation or resulting from an issuance under the Troubled Assets Relief Program; and (C) 75% of any principal repayments on, or the cash proceeds received on the disposition of or the incurrence of secured debt with respect to, assets constituting collateral under the facility;

•	Increases the effective interest margin over the applicable reference rate to 4.5% (an increase of 1.5%);

•	Provides for the grant in favor of the lenders of a first priority perfected security interest in, subject to certain limited exceptions, substantially all of the material, previously unencumbered assets of the Company and its subsidiaries, including a pledge of the equity interest in CapitalSource Bank;

•	Increases, for each fiscal quarter occurring after the third quarter of 2008, the maximum permitted average portfolio charged-off ratios, defined as loans that are charged off, delinquent by at least 90 days or subject to an insolvency event as a percentage of the total portfolio as follows: (1) from 4% to 8%, when calculated by excluding CapitalSource Bank and (2) from 4% to 5%, when calculated by including CapitalSource Bank; and
•	Reduces, for each fiscal quarter occurring after the first quarter of 2009, the maximum permitted consolidated debt to equity ratio from 6:1 to 3.5:1.
     Under the Amendment, the Company and its subsidiaries (excluding CapitalSource Bank) are also required to comply with various new restrictive covenants customary for secured lending transactions of this nature, including limitations on incurring secured debt, disposing of collateral, maintaining cash balances in excess of $10,000,000 outside of accounts that are not subject to control agreements in favor of the lenders, issuing mandatorily redeemable equity and modifying certain other indebtedness.
     From time to time we have entered into other transactions and agreements with Wachovia, certain of the other parties to the Amendment and their respective affiliates.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2008	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary